Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Coherent, Inc. 2005 Deferred Compensation Plan and the Amended and Restated II-VI Incorporated Deferred Compensation Plan of our reports dated August 18, 2023, with respect to the consolidated financial statements and schedule of Coherent Corp. and Subsidiaries and the effectiveness of internal control over financial reporting of Coherent Corp. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended June 30, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
August 18, 2023